Exhibit 8.1

[Letterhead of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC]

February 25, 2013

Board of Directors
Mid-America Apartment Communities, Inc.
6584 Poplar Avenue, Suite 300
Memphis, TN 38138

Re:	Mid-America Apartment Communities, Inc.’s Qualification as a Real Estate Investment Trust

Gentlemen:

We have acted as counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), and Mid America Apartments, LP, a Tennessee limited partnership (the “Operating Partnership”), in connection with the offering of up to 4,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as described in the prospectus supplement dated February 25, 2013 (the “Prospectus Supplement”) and the accompanying prospectus dated May 4, 2012 (the “Base Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-181173) (the “Registration Statement”). You have requested our opinion regarding certain U.S. federal income tax matters.

The Company operates in an umbrella partnership real estate investment trust (“REIT”) structure. In this structure, properties are owned and operated by one or more operating partnerships in which the Company is general partner and owns a substantial interest. The Company’s primary operating partnership is the Operating Partnership.

The Operating Partnership and the Company currently own equity interests in 166 existing and operating multifamily properties (the “Existing Properties”). The Company owns the Existing Properties directly or indirectly through its qualified REIT, as defined below, subsidiaries (“QRSs”), subsidiary limited partnerships (including the Operating Partnership) or limited liability companies (collectively, the “Property Partnerships”), in each case listed on Exhibit A hereto. The Company is a participant in a joint venture with the Federal National Mortgage Association (the “Fannie Mae Joint Venture”). The Company has a 1/3 interest in the Fannie Mae Joint Venture, which owns two properties. In connection with the Fannie Mae Joint Venture, the Company earns a management fee of 4% of revenues, an asset management fee of 1% on equity invested and a promote fee for investment returns above 10%. The Company has a 1/3 interest in another joint venture with a private equity group (the “Joint Venture II”). In connection with the Joint Venture II, the Company earns fees for property management, asset management, acquisition and a promote fee for investment returns that exceed certain thresholds. The Company has a 1/3 interest in another joint venture with a private equity group (the “Joint Venture III,” and together with the Fannie Mae Joint Venture and the Joint Venture II, the “Joint Ventures”). In connection with the Joint Venture III, the Company earns fees for property management, asset management, acquisition and a promote fee for investment returns that exceed certain thresholds. The Company also is an indirect owner of MAA of Copper Ridge, Inc. (“MAA of Copper Ridge”), a taxable REIT subsidiary wholly owned by the Operating Partnership.

In giving the opinion set forth below, we have examined the following:

1.	the Company’s Charter, as amended and restated to date;

Board of Directors

Mid-America Apartment Communities, Inc.

February 25, 2013

2.	the Company’s Bylaws, as amended and restated to date;

3.	the Registration Statement;

4.	the Base Prospectus and the Prospectus Supplement (collectively, the “Prospectus”);

5.	the governing documents of the Property Partnerships, MAA of Copper Ridge and the Joint Ventures;

6.	the Ownership Limit Waiver Agreement dated June 6, 2011 by and between the Company and Invesco Advisers, Inc.;

7.	the Ownership Limit Waiver Agreement dated September 1, 2011 by and between the Company and BlackRock, Inc.;

8.	the Ownership Limit Waiver Agreement dated September 6, 2011 by and between the Company and The Vanguard Group, Inc.;

9.	the Ownership Limit Waiver Agreement dated November 13, 2012 by and between the Company and Cohen & Steers Capital Management, Inc.; and

10.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinion rendered below, we have assumed generally that:

1.	Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

2.	Each partner (each, a “Partner”) of the Property Partnerships that is a corporation or other entity has a valid legal existence.

3.	Each Partner has full power, authority, and legal right to enter into and to perform the terms of the partnership agreements of the Property Partnerships (the “Partnership Agreements”) and the governing documents of the Property Partnerships, and the transactions contemplated thereby.

4.	Each Property Partnership operates in accordance with the governing law of the state in which it was formed and the Partnership Agreement pursuant to which it was formed.

5.	Each Partnership Agreement has remained in substantially the same form as it was upon the most recent amendment and restatement thereof, and has not been amended in any material respect (except upon the substitution of partners in accordance with the terms of such Partnership Agreement).

6.	During its taxable year ending December 31, 1994, and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated as of the first date above and executed by a duly appointed officer of the Company, (the “Officer’s Certificate”), true for such years.

Board of Directors

Mid-America Apartment Communities, Inc.

February 25, 2013

7.	The Company will not make any amendments to its organizational documents or the organizational documents of any of the Property Partnerships after the date of this opinion that would affect its qualification as a REIT for any taxable year.

8.	No action will be taken by the Company or the Property Partnerships after the date hereof that would have the effect of altering the facts upon which the opinion set forth below are based.

In connection with the opinion rendered below, we also have relied upon the correctness of the representations contained in the Officer’s Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with such representations. Where such representations involve matters of laws, we have explained to the Company’s representatives the relevant and material sections of the Internal Revenue Service Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service, and other relevant authority to which such representations relate and are satisfied that the Company’s representatives understand such provisions and are capable of making such representations.

Based on the factual matters in the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, the factual in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 22, 2013 (the “Tax 8-K”), we are of the opinion that:

(a)	Commencing with its taxable year ended December 31, 1994, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code, and its organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

(b)	The statements contained in Exhibit 99.1 to the Tax 8-K (which is incorporated by reference into, and supersedes the discussions set forth under the caption “Federal Income Tax Considerations” in, the Prospectus), although general in nature, are correct and accurate in all material respects and fairly summarize the material aspects of the U.S. federal income tax considerations that are likely to be material to a holder of the Common Stock, subject to the qualifications set forth therein.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update any opinion expressed herein after the date of this letter.

Board of Directors

Mid-America Apartment Communities, Inc.

February 25, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus included in the Registration Statement and in Exhibit 99.1 to the Tax 8-K. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation

By:	/s/ Richard F. Mattern
Richard F. Mattern
Authorized Representative

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE BY THIS LAW FIRM WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT THIS ADVICE WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY THE ADDRESSEE OR ANY OTHER PERSON, FOR THE PURPOSE OF (A) AVOIDING UNITED STATES FEDERAL TAX PENALTIES, OR (B) PROMOTING, MARKETING OR RECOMMENDING TO ANOTHER PARTY ANY TAX-RELATED MATTER ADDRESSED HEREIN.

EXHIBIT A

QUALIFIED REIT SUBSIDIARIES

MAACOD Inc.

PROPERTY PARTNERSHIPS

MAAC of Duval LP

Mid-America Apartments, L.P.

Mid-America Apartments of Duval LP

Stone Ranch at Westover Hills, LLC

MAA Holdings, LLC

Woods of Post House LP

MAA BRIK, LLC

MAA Holdings II, LLC

MAA TANC, LLC

La Valencia at Starwood, LLC

Legacy at Western Oaks, LLC

HP-MAA Riverside, LLC